                                                                   EXHIBIT 10.44

                                                                  EXECUTION COPY

                           TRADEMARK LICENSE AGREEMENT


         THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is made and entered into effective as of April 2, 1999 (the "Effective Date") by and between APEXX TECHNOLOGY, INC., an Idaho corporation ("Licensor"), and eSOFT, INC., a Delaware corporation ("Licensee").

                                 R E C I T A L S


         A. Licensor is the sole and exclusive owner of the registered trademark TEAM INTERNET(R) (Registration No. 2,213,806, Registration date of December 29, 1998 (the "Mark"). A copy of the registration for the Mark issued by the U.S. Patent and Trademark Office is attached as Appendix A to this Agreement.

         B. Licensor and Licensee have entered into that certain Merger Agreement, dated as of January 25, 1998 (the "Merger Agreement"), pursuant to which Licensor will be merged with and into Licensee, with Licensee being the surviving corporation in the merger (the "Merger").

         C. The parties hereto wish to enter into this Agreement to provide a means for Licensee to use the Mark in joint marketing efforts pending consummation of the Merger.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. GRANT. Licensor hereby grants to Licensee, and Licensee hereby accepts a royalty-free, irrevocable (during the term of this Agreement) world-wide, nontransferable license to use the Mark solely and exclusively in connection with the joint marketing, distribution and sale with Licensor of Licensor's TEAM Internet(R) product line in conjunction with the Licensee's IPAD products, accessories and technical support services (the "Products and Services"), as provided in this Agreement, subject to the following restrictions:

                  (a) Licensee shall not use the Mark on or in connection with any goods, services or businesses other than the Products and Services;

                  (b) Licensee shall not adopt any marks, names or symbols confusingly similar with the Mark;

                  (c) Licensee shall use the Mark to identify only the Products and Services in compliance with all applicable statutes, regulations and administrative rulings and shall not use the Mark in any way that diminishes the goodwill associated with the Mark;

                  (d) Licensee shall keep Licensor supplied with samples of its uses of the Mark, including without limitation, all brochures, Product specifications and technical support materials, stationery, Web site references, forms and advertisements in which the Mark appears; and

                  (f) Licensor will have the right to inspect the business operations conducted under the Mark by Licensee at reasonable times upon advance notice in order to assure Licensor that the provisions of this Agreement are being observed.

         2. OWNERSHIP OF THE MARK. Licensor is the sole owner of the Mark. By this Agreement, Licensee is obtaining a limited right to use the Mark solely in connection with the joint marketing, distribution and sale of the Products and Services. Execution of this Agreement shall estop Licensee from asserting any claim contesting Licensor's ownership of the Mark, Licensor's right to enforce its ownership rights in the Mark, or any other claim adverse to Licensor's rights in the Mark. Licensee agrees not to take or cause any actions which would or actually interfere with Licensor's ownership, use or registration of the Mark. Notwithstanding any other provision of this Agreement, Licensor acknowledges and agrees that all uses of the Mark by Licensee in conjunction with the parties' joint marketing efforts, as contemplated by that certain Agreement and Plan of Merger between Licensor and Licensee of even date herewith, including, without limitation, Licensee's direct mail and Web site activities, are in accordance with, and are authorized by, the terms and conditions of this Agreement.

         3. MARKINGS. Licensee will cause the Mark to be displayed only in such form or manner as may be specifically approved by Licensor. Licensee also will cause to appear on all materials on, or in connection with which the Mark is used, such legends, markings and notices as Licensor may request in order to give appropriate notice of any trademark, trade name or other rights. No other markings, legends or notices may be used by Licensee except as approved by Licensor.

         4. TERM. This Agreement, and the license granted hereunder, shall continue until terminated in accordance with Section 9 below.

         5. SUBLICENSE AND ASSIGNMENT. Licensee shall not sublicense the Mark or assign its rights or delegate its duties hereunder, by operation of law or otherwise without the prior written consent of Licensor, which such consent shall not be unreasonably withheld. Any sublicense, assignment or delegation in violation of this paragraph shall be null and void and shall operate to terminate this Agreement and the license granted hereunder.

         6. CONSIDERATION. The parties acknowledge that consideration for the license granted pursuant to this Agreement is the undertakings of Licensee with respect to Licensor under and pursuant to the Merger Agreement. Accordingly, no royalty payments shall be due Licensor from Licensee hereunder.

         7. LIABILITY AND INDEMNIFICATION. Licensor shall not be liable for any claims, damages, penalties or losses of any kind arising out of or related in any way to the Products and Services or to Licensee's illegal or unauthorized use of the Mark. Licensee shall indemnify and hold Licensor harmless from all costs, expenses, claims, damages, penalties and losses (including without limitation reasonable attorneys' fees) arising out of, relating to or resulting from (i) Licensee's use or promotion of the Mark, (ii) any claims or causes of action brought by any third party or governmental authority regarding the Products and Services, and (iii) any breach or alleged breach of this Agreement by Licensee.

         8. INFRINGEMENT. The parties shall promptly notify each other of any actual, threatened or potential infringement of the Mark and of any registration or application to register any mark that does or may infringe the Mark. In the event of an infringement problem, Licensor shall have the initial right to take appropriate steps to prevent infringement, recover damages, and/or oppose a conflicting registration. Licensee may take such steps only after Licensor has expressly declined to do so and only with Licensor's prior written consent. The party taking such steps shall be solely responsible for all costs and expenses, including without limitation attorneys' fees, incurred in connection with such action. Money damages and awards recovered in litigation or settlement may, at the option of the party prosecuting the infringement, be applied first to the full cost of litigation. The remainder shall be allocated first to Licensee as compensation for actual losses directly related to infringement of the Mark, if any, and then to Licensor. The allocations set forth in this paragraph shall apply regardless how the damages are characterized in the judgment, award or settlement establishing the damages.

         9. TERMINATION. This Agreement and the license granted hereby shall be terminated only under the following circumstances:

                  (a) Mutual Agreement. This Agreement may be terminated by the mutual written agreement of Licensor and Licensee.

                  (b) Automatic Termination. This Agreement shall automatically terminate in the event the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger.

                  (c) By Licensor. Licensor may not terminate this Agreement without cause. If Licensee fails to cure a default under or breach of this Agreement within thirty (30) days of receipt of written notice of default, Licensor may terminate the Agreement by delivery of a written notice of termination.

                  (d) By Licensee. This Agreement may be terminated by Licensee upon thirty (30) days' prior written notice to Licensor. Upon such termination, the license granted to Licensee herein shall terminate and Licensee shall cease all use of the Mark.

         Upon termination of this Agreement pursuant to this Section 9, the license granted above shall terminate immediately upon receipt of Licensor's notice of termination, and all Licensee's use of the Mark must stop immediately.

         10. NO ASSOCIATION. Nothing in this Agreement is intended nor shall be construed to create a partnership, joint venture, agency relationship or other association between Licensor and Licensee.

         11. MISCELLANEOUS.

                  (a) Notices. Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

                           (i) Deposited in the United States mail, in a sealed
envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as follows:

                           IF TO LICENSEE:

                           eSoft, Inc.
                           5334-C Sterling Drive
                           Boulder, CO  80301
                           Attn:  President
                           Tel:  (303) 444-1600
                           Fax:  (303) 444-1640

                           WITH COPIES TO:

                           Davis, Graham & Stubbs LLP
                           370-17th Street, Suite 4700
                           Denver, CO 80202
                           Attn:  Lester R. Woodward, Esq.
                           Tel:  (303) 892-9400
                           Fax:  (303) 892-7400

                           IF TO LICENSOR:

                           Apexx Technology, Inc.
                           506 South 11th Street
                           Boise, ID  83702
                           Attn:  President
                           Tel:  (208) 336-9400
                           Fax:  (208) 336-9445

                           WITH COPIES TO:

                           Hawley Troxell Ennis & Hawley LLP
                           877 Main Street, Suite 1000
                           Boise, ID  83702
                           Attn:  Paul M. Boyd, Esq.
                           Tel:  (208) 344-6000
                           Fax:  (208) 342-3829

                           (ii) Sent to the above address via an established
national overnight delivery service
(such as Federal Express), charges prepaid, or

                           (iii) Sent via any electronic communications method
provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the address listed above; provided also that, if this method is used, the party shall promptly follow such notice with a second notice in one of the other available methods set forth in this Section 11(a).

                           (iv) Notices shall be effective on the third Business
Day after posting if sent by mail, on the next business day after posting if sent by express courier, and on the day of dispatch if manually delivered within regular business hours or if transmitted within regular business hours by electronic communication methods, or otherwise on the next business day.

                           (v) Either party may hereinafter designate additional
or replacement addresses to which notice may be sent, upon written notice sent to the other party at the address above designated, or subsequently designated in accordance herewith.

                  (b) No Waiver of Breach. If either of the parties fails to insist on strict performance of any obligation, duty or condition herein, or fails to exercise any option conferred herein in any one or more instance, such failure shall not be construed to be a waiver or relinquishment of any obligation, agreement, option or right herein, but the same shall be and remain in full force and effect.

                  (c) Survival. Notwithstanding any termination or expiration of this Agreement, the rights and obligations of the parties under Section 2 and
Section 7 shall survive and remain fully enforceable.

                  (d) Severability. If any provision of this Agreement is later held to be illegal in any final order or judgment, the parties intend that the illegal portion of this Agreement be severed from the remainder of the Agreement and that the remainder of the Agreement remain in effect to the fullest extent possible.

                  (e) Governing Law. This Agreement shall be governed by the internal laws of the State of Idaho applicable to contracts made in such state and to be performed entirely within such state, without giving effect to principles relating to conflicts of law.

                  (f) Final Agreement. This Agreement constitutes the complete and final expression of the agreement between the parties hereto with reference to the subject matter of this Agreement. This Agreement may be amended, supplemented or revoked at any time in whole or in part only through a written instrument setting forth such changes signed by the party against whom enforcement of the changes is being sought.

                  (g) Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.


                                      * * *

         IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first above written.



         LICENSOR:               APEXX TECHNOLOGY, INC.



                                 By:  /s/ Tom Loutzenheiser
                                    -------------------------------------------
                                          Tom Loutzenheiser, President



         LICENSEE:               eSOFT, INC.




                                 By:  /s/ Jeffrey Finn
                                    -------------------------------------------
                                          Jeffrey Finn, President

                                   Appendix A

                  U.S. PATENT AND TRADEMARK OFFICE REGISTRATION

                                  See attached.